Exhibit 2.3

SECOND AMENDMENT TO

STOCK PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of August 21, 2023, by and between Sorrento Therapeutics, Inc., a Delaware corporation (the “Seller”), and Oramed Pharmaceuticals Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Stock Purchase Agreement.

WHEREAS, the Seller and the Purchaser are parties to that certain Stock Purchase Agreement, dated as of August 7, 2023 (as amended by that certain First Amendment to Stock Purchase Agreement, dated as of August 9, 2023, the “Stock Purchase Agreement”).

WHEREAS, the Parties desire to amend the Stock Purchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties hereby agree as follows:

1. AMENDMENT TO STOCK PURCHASE AGREEMENT

a. Schedule I to the Stock Purchase Agreement is hereby amended and restated in its entirety and replaced with Schedule I attached hereto.

b. The second sentence of Section 1 is hereby amended and restated in its entirety as follows: “The aggregate consideration for the Purchased Securities shall consist of:  (i) to the extent approved by the Bankruptcy Court, the Junior DIP Compromise, and (ii) the Purchase Price.   As used in this Agreement, “Purchase Price” means $105,000,000.  At the Closing, the Purchaser shall pay the Purchase Price as follows:  (A) a credit bid, on a dollar-for-dollar basis, pursuant to section 363(k) of the Bankruptcy Code, in respect of the full amount of the outstanding obligations under the Replacement DIP Facility as of the Closing Date (the “Credit Bid Amount”), and (B) the remaining balance to be paid in cash to the Seller (the “Cash Amount”).”

c. Section 5(h)(i) is hereby amended to include the following sentence at the end of such paragraph: “Prior to the hearing in the Bankruptcy Court for approval of the Stock Purchase Agreement, the Seller shall serve notice of the proposed Sale Order containing the terms of the Junior DIP Compromise on the shareholders of the Company pursuant to substantially the same process provided in Exhibit A of Docket No. 1033 in the Bankruptcy Case, unless otherwise agreed to by the Seller and the Purchaser.”

d. Section 6(a)(x) is hereby amended and restated in its entirety as follows: “Sale Order. The Bankruptcy Court shall have entered an order (i) approving the Seller’s entry into this Agreement and the consummation of the transactions contemplated herein pursuant to Sections 105 and 363 of the Bankruptcy Code, and (ii) including the Junior DIP Compromise (unless not approved by the Bankruptcy Court), in form and substance reasonably acceptable to the Seller and the Purchaser (the “Sale Order”), and the Sale Order shall be an order of the Bankruptcy Court as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending (a “Final Order”).”

e. Section 6(b)(vii) is hereby amended and restated in its entirety as follows: “Sale Order. The Bankruptcy Court shall have entered a Sale Order and such Sale Order shall include the Junior DIP Compromise (unless not approved by the Bankruptcy Court) and be a Final Order.”

f. Section 7(e) is hereby amended and restated in its entirety as follows: “by the Purchaser if (i) the Auction has not commenced on or before August 14, 2023, or (ii) the Sale Order has not been entered by the Bankruptcy Court by August 25, 2023;”

g. Section 10 is hereby amended to include the following as a new defined term: ““Junior DIP Compromise” means the following terms: (i) any recovery to the Company on account of the Junior DIP Facility shall be identical to the treatment of Seller’s general unsecured creditors under any chapter 11 plan of reorganization or otherwise in the Bankruptcy Case; provided that the Junior DIP Facility shall not be payable with equity securities of any reorganized debtor without the prior written consent of the Company, (ii) findings of fact and conclusions of law that the Junior DIP Compromise is entirely fair to the Company and its shareholders under Delaware Law, (iii) exculpation of Purchaser and the Company, its Affiliates, and any directors appointed to the Company in connection with the consummation of the Transactions contemplated hereby and the Junior DIP Compromise to the fullest extent permitted by law, (iv) any order confirming a chapter 11 plan for Seller shall include provisions consistent with the foregoing clauses (ii) and (iii) in form and substance acceptable to Purchaser, and (v) findings of fact and conclusions of law that notice of the proposed Sale Order was sufficiently served on shareholders of the Company under the circumstances.”

h. Section 10 is hereby amended to include the following as a new defined term: ““Junior DIP Facility” means that certain Junior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time), by and among the Seller, Scintilla and the Company.”

2. GENERAL

A. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. All actions and proceedings arising out of or relating to this Amendment and the transactions contemplated hereby shall be heard and determined exclusively in the United States Bankruptcy Court for the Southern District of Texas, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding; provided, however, that, if the Bankruptcy Case is closed, any action, claim, suit or proceeding arising out of, based upon, or relating to this Agreement or the transactions contemplated herby shall be heard and determined exclusively in any state or federal court located in New York County, New York. Each Party agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

B. Ratification. Except as expressly modified and amended by the provisions of this Amendment, all provisions of the Stock Purchase Agreement shall remain in full force and effect in accordance with their terms; provided, that in the event of any conflict between the terms of the Amendment and the terms of the Stock Purchase Agreement the terms of this Amendment shall control. References to the Stock Purchase Agreement in other documents and agreements will be deemed to be references to the Stock Purchase Agreement, as amended by this Amendment, regardless of whether such documents and agreements refer to any amendments of the Stock Purchase Agreement.

C. Miscellaneous Provisions. The provisions of Sections 10(e) (Notices), 10(i) (Entire Agreement; Waiver and Amendment) and 10(j) (Counterparts) of the Stock Purchase Agreement shall each apply to this Amendment mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Stock Purchase Agreement as of the date first written above.

SELLER:

SORRENTO THERAPEUTICS, INC.

By:	/s/ Moshin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Chief Restructuring Officer

PURCHASER:

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	Chief Executive Officer

By:	/s/ Josh Hexter
Name:	Josh Hexter
Title:	Chief Operating Officer

Schedule I

Purchased Securities

Class or Type of Securities	Number of Securities
Common Stock	59,726,737
Series A Preferred Stock	29,057,096
Warrants	Warrants exercisable for 693,309 shares of common stock of the Company in respect of Public Warrants, and warrants exercisable for 1,552,000 shares of common stock of the Company in respect of Private Placement Warrants (each as defined in the latest publicly filed Annual Report on Form 10-K of the Company)

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